Exhibit 10.41

IN THE HIGH COURT OF JUSTICE
CHANCERY DIVISION
COMPANIES COURT

IN THE MATTER of Financial Assurance Company Limited

- and -

IN THE MATTER of Financial New Life Company Limited

- and -

IN THE MATTER of the Financial Services and Markets Act 2000

SCHEME

for the transfer to Financial New Life Company Limited of
the insurance business of Financial Assurance Company Limited
(pursuant to Part VII of the Financial Services and Markets Act 2000)

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(GWJ/RJZS)
CA032700001

1.                                     DEFINITIONS AND INTERPRETATION

1.1                                In this Scheme:

“Act”	means the Financial Services and Markets Act 2000;

“Admissible Value”	means the value determined in accordance with Chapter 4 of IPRU (INS);

“associated company”

means any subsidiary or holding company of a party or any other subsidiary of a holding company of a party (“subsidiary” and “holding company” have the meanings given to them respectively in Sections 736 and 736A of the Companies Act 1985);

“Bond Portfolio”

means the products known as the guaranteed equity bonds, the guaranteed bonds, the flexible term guaranteed bonds, the investment bonds, the flexible access bonds and the structured settlements, issued by FACL to certain policyholders in the United Kingdom and under which any liability of FACL (whether that liability is current or future, certain or contingent) remains unsatisfied or outstanding on the Transfer Date;

“CIGL”

means Consolidated Insurance Group Limited, a company incorporated in England and Wales with registered number 1870149 and whose registered office is at Vantage West, Great West Road, Brentford, Middlesex, TW8 9AG;

“CIGL Shareholding”	means all of the rights of FACL in those shares in the issued share capital of CIGL that are owned by FACL as at the Transfer Date;

“Court”	means the High Court of Justice in England;

“EEA State”	has the meaning given to that phrase in paragraph 8 of Schedule 3 of the Act;

“Encumbrance”

means any mortgage, charge, pledge, assignation in security, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, any other encumbrance or security interest of any kind and any other type of preferential arrangement (including, without limitation, title transfer and retention agreements) having a similar effect;

“FACL”

means Financial Assurance Company Limited, a company incorporated in England and Wales with registered number 1044679 and whose registered office is at Vantage West, Great West Road, Brentford, Middlesex, TW8 9AG;

“FACL Capital Amount”

means, if there are any Retained Insurances, the amount of the Minimum Guarantee Fund required for FACL and such further amount as FACL’s Actuary shall determine is required under the provisions of IPRU (INS) to satisfy any capital or solvency requirements that FACL may have in respect of any Retained Insurances, provided that the FACL Capital Amount shall from time to time reduce by such amount as FACL’s Actuary shall determine will leave FACL with such amount as is necessary under such provisions to satisfy such capital or solvency requirements having regard to any Retained Insurances that are transferred to FINCL or are otherwise discharged;

“FACL’s Actuary”	means the individual responsible for providing actuarial advice to the board of directors of FACL at the relevant time;

“FACL Long-Term Insurance Fund”	means the fund maintained by FACL pursuant to rule 3.1 of IPRU (INS);

“FACL Shareholder Fund”	means the fund maintained by FACL which is not part of the FACL Long-Term Insurance Fund;

“FINCL”

means Financial New Life Company Limited, a company incorporated in England and Wales with registered number 4873014 and whose registered office is at Vantage West, Great West Road, Brentford, Middlesex TW8 9AG;

“FINCL Long-Term Insurance Fund”	means the fund maintained by FINCL pursuant to rule 3.1 of IPRU (INS);

“FINCL Shareholder Fund”	means the fund maintained by FINCL which is not part of the FINCL Long-Term Insurance Fund;

“FINCL’s Actuary”	means the individual responsible for providing actuarial advice to the board of directors of FINCL at the relevant time;
“FSA”	means the Financial Services Authority of the United Kingdom;

“GMT”	means Greenwich Mean Time;

“Goodwill”	means the goodwill of the Transferring Business;

“Independent Expert”	means Michael Arnold of Milliman UK who has been approved by the FSA to make the scheme report required by section 109 of the Act;

“Insurances”

means, in respect of every contract of insurance or reinsurance under which the whole or any part of the insurance or reinsurance risk in respect of that contract is written by FACL and which is in force at the Transfer Date or under which any liability in respect of the whole or, as the case may be, such part of the insurance or reinsurance risk written by FACL (whether current or future, certain or contingent) remains unsatisfied or outstanding at the Transfer Date, the whole or, as the case may be, such part of the insurance or reinsurance risk under that contract of insurance or reinsurance which is assumed by FACL, together with all liabilities for which FACL is responsible under or by virtue of such contract, and includes (without limitation):

(a)                          the whole or, as the case may be, such part of the insurance or reinsurance risk which FACL would have assumed, together with all liabilities for which FACL would have been liable as a result, under all proposals for insurance or reinsurance received or issued by or on behalf of FACL before the Transfer Date and which have not at the Transfer Date been accepted but which FINCL, on FACL’s behalf, subsequently accepts and which, but for the provisions of the Scheme, FACL would have been able to accept or, as applicable, that FACL would have been bound by the provisions thereof;

(b)                       all obligations of FACL in respect of any third party rights to reinstatement of any contract of insurance or reinsurance under which the whole or, as the case may be, the relevant part of the insurance or reinsurance risk in respect of that contract is written by FACL; and

(c)                                 all liability of FACL for damages (including compensatory, consequential, exemplary, punitive, bad faith or similar or other damages) which relate to the marketing, sale, underwriting, issuance, delivery, cancellation or administration of such contract of insurance or reinsurance, including liability arising out of or relating to any alleged or actual act, error or omission by FACL or its agents, whether intentional or otherwise, with respect to any of such contracts, including (a) any alleged or actual reckless conduct or bad faith in connection with the handling of any claim arising out of or under such contract, or (b) the marketing, sale, underwriting, issuance, delivery, cancellation or administration of such contract, each such contract, proposal, right (including all amendments and other modifications thereto) and liability being an “Insurance”;

“IPRU (INS)”	means the Interim Prudential Sourcebook for Insurers issued by the FSA;

“liabilities”	means all liabilities, obligations and duties whatsoever (whether present or future, actual or contingent), including, without limitation, any cost, expenses, liability, damage or loss of any kind;

“Mathematical Reserves”	has the meaning given to that phrase in IPRU (INS);

“Minimum Guarantee Fund”	has the meaning given to that phrase in rule 2.9 of IPRU (INS);

“Order”	means the order of the Court sanctioning the Scheme pursuant to Section 111(1) of the Act and any order of the Court making provision under Section 112 of the Act;

“property”

means (without limitation) property assets, rights and powers of every description (whether present or future, actual or contingent) and includes property held on trust and any interest in any of the foregoing and, for the avoidance of doubt, real and heritable property, moveable and personal property and any interest proprietor, landlord, tenant, mortgagee, chargee or heritable creditor;

“Reinsurance Contracts”

means all of FACL’s rights, obligations and liabilities under all reinsurance contracts or treaties subsisting at the Transfer Date entered into by FACL pursuant to which FACL reinsures any of its risk or liabilities to another party, to the extent such rights, obligations and liabilities relate to the reinsurance of FACL’s risk or liabilities arising under or in respect of the Transferring Business, and includes, without prejudice to the generality of the foregoing and for the avoidance of doubt, the Viking Reinsurance;

“Residual Assets”	means:

(a) any property of FACL in respect of which an impediment exists such that the Court cannot, or declines to, sanction the transfer of that property by way of the Order;

(b)                                 any other interest of FACL in any property which FACL and FINCL determine prior to the Transfer Date is more conveniently to be transferred pursuant to this Scheme at a date other than the Transfer Date;

(c)                                  any rights, proceeds of sale, income or other accrual or return, whether or not in any case in the form of cash, from time to time after the Transfer Date received by FACL in respect of, or earned on, any such property as is referred to in (a), (b) or (d) of this definition; and

(d) any sum which FACL’s Actuary may determine be transferred to FINCL by way of a reduction in the FACL Capital Amount after the Transfer Date;

“Residual Liability”	means any liability whatsoever (whether present or future, actual or contingent) of FACL (other than under a Retained Insurance):

(a) which is attributable to, or connected with, a Residual Asset and arises at any time before the Subsequent Transfer Date applicable to that Residual Asset; or

(b) which is not, or is not capable of being, transferred by this Scheme or by the Order;

“Retained Insurances”	means any Insurance in respect of which:

	(a)	(i) the establishment of FACL which has written that Insurance is in an EEA State other than the United Kingdom; and

(ii) the FSA has not prior to the making of the Order provided the certificate referred to in paragraph 3 of Part 1 of Schedule 12 to the Act; or

	(b)	(i) an EEA State other than the United Kingdom is the State of the commitment; and

(ii) the FSA has not prior to the making of the Order provided the certificate referred to in paragraph 4 of Part 1 of Schedule 12 to the Act; or

	(c)	the transfer of such Insurance would contravene the legal or regulatory requirements to which FACL is subject in any state which is not an EEA State,

and for these purposes “State of the commitment” shall have the meaning given in paragraph 6(1) of Part 1 of Schedule 12 of the Act;

“Scheme”

means this Scheme, including any schedules to it, in its original form or with, or subject to, any modification, addition or condition which may be approved pursuant to paragraph 21 or imposed by the Court;

“Subsequent Transfer Date”	means, in relation to any Residual Asset or Residual Liability, the date (after the Transfer Date) on which that Residual Asset or Residual Liability is or is to be transferred to FINCL, namely:

(a)                                 in respect of any Residual Asset falling within paragraph (a) of the definition thereof and of any Residual Liability which is attributable to, or connected with, that Residual Asset, the date on which the relevant impediment to the transfer of such Residual Asset or Residual Liability no longer exists;

(b)                                in respect of any Residual Asset falling within (b) of the definition thereof and of any Residual Liability which is attributable to, or connected with, that Residual Asset, the Subsequent Transfer Date shall be the date on which FACL and FINCL mutually agree that the interest is to be transferred;

(c)                                 in the case of any Residual Asset falling within paragraph (c) of the definition thereof, the date on which such Residual Asset is received or earned by FACL, provided that where such Residual Asset is subject to an impediment on transfer which falls within paragraph (a) of the definition of Residual Asset, the Subsequent Transfer Date shall then be the date on which the relevant impediment no longer exists;

(d)                                 in the case of any Residual Asset falling within paragraph (d) of the definition thereof, the Subsequent Transfer Date shall be the date on which the determination is made by FACL’s Actuary to release the relevant sum from the FACL Capital Amount; and

(e)                                  in the case of a Residual Liability falling within paragraph (a) of the definition thereof, provided that it can be so transferred on that date, the Subsequent Transfer Date for the relevant Residual Asset or, if it cannot be transferred on that date, as promptly as practicable thereafter;

“Taxes Act”	means the Income and Corporation Taxes Act 1988;

“Transfer Date”	means the date and time as determined in accordance with paragraph 20.1;

“Transferring Assets”	means all of the property of FACL as at the Transfer Date (other than the Residual Assets, the FACL Capital Amount and the rights of FACL under the Retained Insurances), including, without limitation:

(a) the rights of FACL under or by virtue of the Transferring Insurances;

(b) all rights of FACL to all client lists in relation to the Transferring Business;

(c) all rights of FACL under the Reinsurance Contracts and the Transferring Contracts;

(d) all rights that FACL has in any investments entered into in connection with the Bond Portfolio or to which any of the products comprising the Bond Portfolio are linked in any way; and

(e)                                 all rights and claims (present or future, actual or contingent) against any third party in relation to the Transferring Business or arising as a result of FACL having carried on the Transferring Business, and, for the avoidance of doubt, any rights of FACL which comprise such property shall include any rights of FACL which relate to, and arose during, any period prior to the Transfer Date;

“Transferring Business”

means the whole of the business of FACL carried on as at the Transfer Date (including effecting or carrying out the Transferring Insurances, all activities carried on in connection with or for the purposes of FACL’s business, and any proposals for insurance not yet accepted) save to the extent that such business relates to the Retained Insurances or to the carrying on of insurance business in any jurisdiction to the extent that, if carried on prior to the Transfer Date, it would have resulted in the issue of further Retained Insurances;

“Transferring Contracts”

means all rights, obligations and liabilities of FACL under all contracts entered into by FACL to the extent that such rights, obligations and liabilities arise in connection with or in relation to the carrying on of the Transferring Business other than any rights, obligations and liabilities under the Reinsurance Contracts;

“Transferring Insurances”

means, in respect of every contract of insurance or reinsurance under which the whole or any part of the insurance or reinsurance risk in respect of that contract is written or assumed by FACL and which is in force at the Transfer Date or under which any liability in respect of the whole or, as the case may be, such part of the insurance or reinsurance risk written or assumed by FACL (whether current or future, certain or contingent) remains unsatisfied or outstanding at the Transfer Date, the whole or, as the case may be, such part of the insurance or reinsurance risk under that contract of insurance which is assumed by FACL, together with all liabilities whatsoever (whether present or future, certain or contingent) for which FACL is responsible as at the Transfer Date under or by virtue of such contract, and includes (without limitation):

(a)                                 the whole or, as the case may be, such part of the insurance or reinsurance risk which FACL would have assumed, together with all liabilities for which FACL would have been liable as a result, under all proposals for insurance or reinsurance received or issued by or on behalf of FACL before the Transfer Date which have not at the Transfer Date been accepted but which FINCL, on FACL’s behalf, subsequently accepts and which, but for the provisions of the Scheme, FACL would have been able to accept or, as applicable, FACL would have been bound by the provisions thereof;

(b)                                all obligations of FACL in respect of any third party rights to reinstatement of any contract of insurance or reinsurance under which the whole or, as the case may be, the relevant part of the insurance or reinsurance risk in respect of that contract is written by FACL; and

(c)                                 all liability of FACL for damages (including compensatory, consequential, exemplary, punitive, bad faith or similar or other damages) which relate to the marketing, sale, underwriting, issuance, delivery, cancellation or administration of such contract of insurance or reinsurance, including liability arising out of or relating to any alleged or actual act, error or omission by FACL or its agents, whether intentional or otherwise, with respect to any of such contracts, including (a) any alleged or actual reckless conduct or bad faith in connection with the handling of any claim arising out of or under such contract, or (b) the marketing, sale, underwriting, issuance, delivery, cancellation or administration of such contract, each such contract, proposal, right (including all amendments and other modifications thereto) and liability being a “Transferring Insurance”.

For the avoidance of doubt, the expression “Transferring Insurances” shall exclude all of the Retained Insurances;

“Transferring Liabilities”

means all liabilities whatsoever (whether present or future, actual or contingent) of FACL (other than to the extent discharged prior to the Transfer Date) arising in connection with or in relation to the carrying on of the Transferring Business including (for the avoidance of doubt) all obligations and liabilities of FACL under the Transferring Contracts and the Reinsurance Contracts and any liabilities or obligations of FACL which remain outstanding at the Transfer Date or may thereafter arise and relate to, or arose during, any period prior to the Transfer Date, but excluding the Residual Liabilities and liabilities under, or relating to, the Retained Insurances; and

“Viking Reinsurance”	means the reinsurance agreement effective as of 1st January, 2004 entered into between FACL and Viking Insurance Company, Limited., of Craig Appin House, 8 Wesley Street, Hamilton, Bermuda.

1.2                                In this Scheme, any reference, express or implied, to an enactment includes references to:

(A)                              that enactment as re-enacted, amended, extended or applied by or under any other enactment (before or after the Transfer Date);

(B)                                any enactment which that enactment re-enacts (with or without modification); and

(C)                                any subordinate legislation made (before or after the court order issued in respect of this Scheme) under that enactment, as re-enacted, amended, extended or applied as described in paragraph (A) above, or under any enactment referred to in paragraph (B) above, except for any such amendment, extension, application or re-enactment made after the date on which the application is made to Court by FACL and FINCL for an Order in respect of this Scheme, if and to the extent that it would (but for this provision) create or increase any liability of any party hereto, and “enactment” includes any legislation (whether primary or subordinate) in any jurisdiction.

1.3                                Where any obligation is expressed to be undertaken or assumed by any person, that obligation shall be interpreted as including a requirement on that person to exercise all rights and powers of control over the affairs of any other person which that person is properly able to exercise (whether directly or indirectly) in order to secure performance of those obligations.

1.4                                Words denoting persons shall include any body corporate, unincorporated association of persons, government, state or agency of a state (whether or not having separate legal personality).

1.5                                The words “include”, “includes” and “including” shall be construed, as if they were followed by words “without limitation”.

1.6                                In this Scheme, a reference to:

(A)                              an agreement or document is to the same as amended from time to time;

(B)                                a paragraph is to a paragraph of this Scheme;

(C)                                a party to this Scheme includes references to the successors or assignors (immediate or otherwise) of that party;

(D)                               “this Scheme” includes the schedules to this scheme;

(E)                                 the singular includes the plural and vice versa; and

(F)                                 any one gender includes the other.

1.7                                Except as the context otherwise requires, words and expressions used in the Act or in any regulations or rules made under it shall have the same meanings in this Scheme.

1.8                                Headings in this Scheme are inserted for convenience only and shall not affect its construction.

1.9                                Paragraphs 1.2 to 1.8 above apply unless the context otherwise requires.

2.                                     INTRODUCTION

2.1                                Each of FACL and FINCL is (or, in respect of FINCL, will be by the Transfer Date) an insurance company authorised for the purposes of the Act with permission to (amongst other things) effect or carry out contracts of insurance comprising long term insurance business of the same classes as the Transferring Insurances.

2.2                                It is proposed that the Transferring Insurances shall be transferred to FINCL on the Transfer Date by Order of the Court in accordance with Part VII of the Act and be dealt with in accordance with this Scheme.

2.3                                FACL and FINCL shall execute all such documents and to do all such acts and things as may be necessary or expedient to be executed or done by it for the purposes of giving effect to this Scheme.

3.                                     TRANSFER OF TRANSFERRING INSURANCES

3.1                                Subject to the provisions of this Scheme, on and with effect from the Transfer Date, each Transferring Insurance and all the interest of FACL in it shall, by the Order and without any further act or instrument, be transferred to and vested in FINCL and dealt with in accordance with this Scheme.

3.2                                The Retained Insurances shall be reinsured, administered and dealt with in accordance with this Scheme.

3.3                                FINCL shall accept without investigation such title as FACL shall have at the Transfer Date to each Transferring Insurance.

3.4                                Without prejudice to any other provision in this Scheme, FACL and FINCL shall each take all such steps and do all such things (including the execution and delivery of any document) as may be required to effect or perfect the transfer to and vesting in FINCL of each Transferring Insurance in accordance with the terms of this Scheme.

4.                                     TRANSFER OF TRANSFERRING BUSINESS

4.1                                Subject to the provisions of this Scheme, on and with effect from the Transfer Date, the Transferring Business and all of the interest of FACL in it shall, by the Order and without any further act or instrument, be transferred to and vested in FINCL and dealt with in accordance with this Scheme.

4.2                                On and with effect from the Transfer Date, FACL shall cease effecting contracts of insurance or reinsurance in any jurisdiction (including any jurisdiction in which it shall have effected any Retained Insurances) and on and with effect from such date FINCL will be entitled to commence doing so in succession to FACL, subject to its having received the requisite regulatory licences and consents for it to be able to do so in such jurisdiction.  To the extent that FACL incurs any cost or liability as a result of such discontinuation, such cost or liability shall be borne or promptly reimbursed by FINCL.

5.                                     TRANSFER OF TRANSFERRING ASSETS, TRANSFERRING CONTRACTS, REINSURANCE CONTRACTS AND RESIDUAL ASSETS

5.1                                Subject to the provisions of this Scheme, on and with effect from the Transfer Date, the Transferring Assets shall, by the Order and without any further act or instrument, be transferred to and vested in FINCL subject to all Encumbrances (if any) affecting those assets.

5.2                                Subject to the provisions of this Scheme, on and with effect from the Transfer Date, the Transferring Contracts and the Reinsurance Contracts shall, by the Order and without any further act or instrument, be transferred to and vested in FINCL subject to all Encumbrances (if any) affecting them.

5.3                                Subject to paragraph 16.1, on and with effect from each Subsequent Transfer Date, each Residual Asset to which such Subsequent Transfer Date applies shall (subject to the terms of this Scheme), by the Order and without any further act or instrument, be transferred to and vested in FINCL subject to all Encumbrances (if any) affecting that asset.

5.4                                FINCL shall accept without investigation such title as FACL shall have:

(A)                              to the Transferring Assets at the Transfer Date; and

(B)                                to the Residual Assets then transferred on each relevant Subsequent Transfer Date.

5.5                                FACL and FINCL shall promptly execute such documents and perform such other acts as may be required to effect or perfect the transfer to and vesting in FINCL of all Transferring Assets, Transferring Contracts, Reinsurance Contracts and Residual Assets in accordance with this Scheme.

6.                                     TRANSFER OF TRANSFERRING LIABILITIES AND RESIDUAL LIABILITIES

6.1                                Subject to the provisions of this Scheme, on and with effect from the Transfer Date, the Transferring Liabilities shall, by the Order and without any further act or instrument, be transferred to, and become the liabilities of, FINCL, and FACL shall then be released from those liabilities.

6.2                                On and with effect from each Subsequent Transfer Date, each Residual Liability to which such Subsequent Transfer Date applies shall (subject to the terms of this Scheme), by the Order and without any further act or instrument, be transferred to, and become a liability of, FINCL, and FACL shall then be released from that liability.

6.3                                FACL and FINCL shall promptly execute such documents and perform such acts as may be required promptly to effect the transfer to and assumption by FINCL of all Transferring Liabilities, Residual Liabilities and Retained Insurances, once such Transferring Liabilities, Residual Liabilities and Retained Insurances become capable of being transferred.

7.                                     AVAILABILITY OF ASSETS

Any allocation of property or attribution of liabilities, and any re-allocation or re-attribution of the same, which is made under the terms of this Scheme is for the purpose of establishing or recognising respective policyholder and shareholder entitlements from time to time and shall not be taken to limit the availability of all the property from time to time of FINCL to meet the liabilities which it is obliged by law to meet.

8.                                     ALLOCATION OF TRANSFERRING INSURANCES

On and with effect from the Transfer Date, all of the Transferring Insurances shall be allocated to the FINCL Long-Term Insurance Fund.

9.                                     ALLOCATION OF TRANSFERRING ASSETS, CIGL SHAREHOLDING AND GOODWILL

9.1                                Subject to paragraph 9.3, on and with effect from the Transfer Date, all of the Transferring Assets allocated to the FACL Long-Term Insurance Fund immediately prior to the Transfer Date shall be allocated to the FINCL Long-Term Insurance Fund.

9.2                                Subject to paragraph 9.3, on and with effect from the Transfer Date, all of the Transferring Assets allocated to the FACL Shareholder Fund (including the Goodwill) immediately prior to the Transfer Date shall be allocated to the FINCL Shareholder Fund.

9.3                                On and with effect from the Transfer Date, and notwithstanding paragraph 9.1, the CIGL Shareholding shall be allocated to the FINCL Shareholder Fund.

9.4                                Where any Transferring Assets are linked to any Transferring Insurances immediately prior to the Transfer Date, those Transferring Assets shall continue to be so linked immediately after the Transfer Date.

9.5                                On and with effect from the relevant Subsequent Transfer Date, all of the Residual Assets to which that Subsequent Transfer Date relates shall be allocated to the FINCL Long-Term Insurance Fund if they were allocated to the FACL Long-Term Insurance Fund immediately prior to such date and shall be allocated to the FINCL Shareholder Fund if they were allocated to the FACL Shareholder Fund immediately prior to that date.

10.                              ALLOCATION OF TRANSFERRING LIABILITIES

10.1                          Subject to paragraph 10.3, on and with effect from the Transfer Date, all of the Transferring Liabilities shall be allocated to the FINCL Long-Term Insurance Fund.

10.2                          Subject to paragraph 10.3, on and with effect from the relevant Subsequent Transfer Date, all of the Residual Liabilities to which that Subsequent Transfer Date relates shall be allocated to the FINCL Long-Term Insurance Fund.

10.3                          Any Transferring Liabilities or Residual Liabilities which are, immediately prior to the Transfer Date or the relevant Subsequent Transfer Date (as the case may be), allocated to the FACL Shareholder Fund shall be allocated to the FINCL Shareholder Fund on and with effect from that Transfer Date or Subsequent Transfer Date.

11.                              TRANSFERRING INSURANCES, TRANSFERRING CONTRACTS AND REINSURANCE CONTRACTS

11.1                          On and with effect from the Transfer Date, FINCL shall:

(A)                              assume, succeed and become entitled to all the rights, discretions, authorities, benefits and powers of FACL whatsoever subsisting on the Transfer Date under or by virtue of each Transferring Insurance;

(B)                                assume, succeed and become subject to all liabilities and obligations of FACL whatsoever subsisting on the Transfer Date under or by virtue of each Transferring Insurance, in each case as if FINCL had originally issued each such Transferring Insurance directly; and

(C)                                be entitled to any and all defences, claims, counterclaims and rights of set-off under or in respect of each Transferring Insurance which would have been available to FACL.

11.2                          Subject to the provisions of this Scheme, every person who is a holder of a Transferring Insurance shall, on and with effect from the Transfer Date, continue to be entitled, to the exclusion of any rights which he may have had against FACL under the Transferring Insurance concerned, to the same rights against FINCL as were available to him against FACL under that Transferring Insurance and (as regards any Transferring Insurance under which premiums or other sums attributable or referable thereto continue to be payable by him) FINCL shall, on and with effect from the Transfer Date, be entitled to any such premiums or other sums and any further or additional premiums or other sums attributable or referable thereto as and when the same became due and payable.

11.3                          If any person entitled to do so with respect to a Transferring Insurance exercises any option granted under the terms of that Transferring Insurance and the option provides for a new, additional or replacement policy to be issued or amendments to be made to an existing Transferring Insurance, the obligation thereby arising shall be satisfied by the issue by FINCL of a policy that complies with the terms of such option but if FINCL is not at the time of the exercise of such option writing policies complying exactly with the policy to which the option refers, FINCL shall be entitled to offer in lieu thereof a policy offered by FINCL at such time that FINCL considers to be the nearest equivalent policy.

11.4                          The transfer of any rights, benefits, liabilities and obligations under or in connection with any Reinsurance Contract, Transferring Contract, Transferring Insurance, Transferring Asset or Transferring Liability pursuant to this Scheme shall take effect and shall be valid and binding on all parties having any interest in the same notwithstanding any restriction on assigning or otherwise dealing with the same and such transfer shall be deemed to take effect on the basis that it does not contravene any such restriction and does not give rise to any right of termination or other right which might otherwise arise in respect of such transfer.

12.                              RETAINED INSURANCES

12.1                          The Retained Insurances shall not be transferred to FINCL and shall remain liabilities of FACL but shall at all times after the Transfer Date be reinsured in their entirety into FINCL in accordance with this paragraph 12.

12.2                          On and with effect from the Transfer Date, all the liabilities of FACL arising under or otherwise attributable to the Retained Insurances and all other amounts paid or payable by FACL in respect of or as a result of the Retained Insurances, including (without limitation) insolvency fund and similar assessments, commission payments and amounts paid or payable in relation to the surrender or termination of any Retained Insurance, shall be reinsured in their entirety into FINCL for no further consideration and in accordance with the terms of this paragraph 12.  FINCL shall pay when due all such liabilities and other amounts on behalf of FACL.

12.3                          The premiums payable under the reinsurance arrangements described in this paragraph 12 shall be:

(A)                              an initial premium comprising assets with an Admissible Value equal to the Mathematical Reserves attributable to the Retained Insurances as at the Transfer Date, which premium shall pass from FACL to FINCL under the terms of this Scheme; and

(B)                                all premium payments and all other amounts received by FACL (if any) in respect of Retained Insurances at any time after the Transfer Date, which amounts shall be paid by FACL to FINCL as soon as practicable after they are received by FACL.

12.4                           The liability of FINCL in respect of the reinsurance arrangements described in this paragraph 12 shall be calculated so as to ensure that benefits are provided to policyholders holding Retained Insurances which are no less favourable than the benefits that would have been provided to those policyholders if those Retained Insurances had been Transferring Insurances.

12.5                           On and with effect from the Transfer Date, FINCL shall be responsible for all aspects of the management and the administration of the Retained Insurances. FINCL shall procure that the Retained Insurances are administered in compliance with the applicable law or regulations, in good faith and with the care, skill, prudence, and diligence of a person experienced in administering payment protection insurance business.  FINCL shall not settle any dispute or litigation involving any Retained Insurance without the prior consent of FACL, which consent shall not be unreasonably withheld or delayed.  For these purposes, FINCL shall be entitled to represent itself as managing and administering the Retained Insurances as agent for FACL, and shall be entitled to represent itself in that capacity directly to the holders of Retained Insurances following the Transfer Date.

12.6                          If FINCL, with the consent of FACL, procures the novation of any Retained Insurance to FINCL, the assets and liabilities relating to that Retained Insurance shall, to the extent not previously transferred, be transferred to FINCL and such Retained Insurance shall thereafter be dealt with by FINCL under the provisions of the Scheme in all respects as if that Retained Insurance were a Transferring Insurance, and the reinsurance arrangements set out in this paragraph 12 shall, on and with effect from that transfer, cease to apply to that Retained Insurance (provided however that FINCL shall continue to indemnify FACL against any liability of FACL arising under or otherwise attributable to such Retained Insurances).

12.7                          FACL shall retain an amount equal to the FACL Capital Amount for such time as there are any Retained Insurances.  Any amount by which the FACL Capital Amount is reduced from time to time shall be promptly transferred to FINCL and allocated to the FINCL Long-Term Insurance Fund or the FINCL Shareholder Fund (as the case may be) in accordance with the principles set out in paragraphs 9.1 and 9.2 as if the reference to “Transfer Date” in those paragraphs was a reference to the date on which such amount is to be transferred under this paragraph 12.7.

12.8                          FINCL shall procure that accurate and complete records, files and accounts of all transactions and matters with respect to the Retained Insurances continue to be kept in accordance with the arrangements in force immediately prior to the Transfer Date with such changes as may be required from time to time by applicable law.  FACL or its designated representative (or any person or entity appointed or charged with the duty to examine or investigate FACL under the applicable law or regulations) may upon reasonable notice inspect and copy (and take away such copies), at the offices where such records are located, the papers and any and all other books or documents reasonably relating to the Retained Insurances and the administration thereof during normal business hours for such period as FACL reasonably needs access to such records for regulatory, tax or similar purposes.  FINCL shall procure that relevant personnel are made available for interview and meetings with any person or entity appointed or charged with the duty to examine or investigate FACL under the applicable law or regulations and furnish any additional assistance, information and documents as may be reasonably requested by FACL from time to time.

12.9                          FACL may upon written notice to FINCL terminate the reinsurance contemplated under this paragraph 12 and recapture the Retained Insurances from FINCL (together with all related assets and liabilities) in the event of (i) the commencement of insolvency or similar proceedings with respect to FINCL or (ii) material breach by FINCL of its obligations under this paragraph 12, where such breach has not been remedied within 45 days after written notice of such breach has been received by FINCL.

13.                              VIKING REINSURANCE

For the avoidance of doubt, on and with effect from the Transfer Date, all of the rights and obligations of FACL under the Viking Reinsurance shall, by the Order and without any further act or instrument, be transferred to and vested in FINCL and FINCL shall be able to exercise any of its rights under the terms of the Viking Reinsurance.

14.                              CONTINUITY OF PROCEEDINGS

On and with effect from the Transfer Date, any judicial, quasi-judicial, administrative or arbitration proceedings in any country which are pending by or against FACL by virtue of the Transferring Insurances, Transferring Contracts or Reinsurance Contracts or any of them shall be continued in lieu thereof by or against FINCL and FINCL shall be entitled to all defences, claims, counterclaims and rights of set-off that would have been available to FACL in relation to such proceedings.  FINCL shall succeed to and assume any liability under such proceedings to which FACL would have been exposed.

15.                              MANDATES AND OTHER INSTRUCTIONS

Any mandate or other instruction in force on the Transfer Date (including, without limitation, any instruction given to a bank by its customer in the form of a direct debit or standing order) and providing for the payment by a banker or other intermediary of premiums payable under or in respect of any Transferring Insurance to FACL shall, on and with effect from the Transfer Date, take effect as if it had provided for and authorised such payment to FINCL.

16.                              DECLARATION OF TRUST BY FACL

16.1                          If:

(A)                              any property of FACL attributable to the Transferring Business is not, or is not capable of being, immediately transferred to, and vested in, FINCL on the Transfer Date by the Order by reason of:

(i)                                    that property being a Residual Asset;

(ii)                                 that property being outside the jurisdiction of the Court; or

(iii)                              for any other reason; or

(B)                                any Residual Asset is not, or is not capable of being, transferred to, and vested in, FINCL by the Order on the Subsequent Transfer Date applicable thereto; or

(C)                                the transfer of any property of FACL attributable to any of the Transferring Business outside the jurisdiction of the Court is not recognised by the laws of the jurisdiction in which that property is situated; or

(D)                               in any circumstances FINCL and FACL shall mutually decide before the Transfer Date (or, in the case of any Residual Asset, before the Subsequent Transfer Date applicable thereto) that it is not expedient to effect a transfer of any property of FACL to FINCL pursuant to this Scheme,

FACL shall, from the Transfer Date or from the relevant Subsequent Transfer Date, as the case may be, hold that property as trustee for FINCL absolutely and shall be subject to FINCL’s directions in respect thereof until the relevant property is transferred to, or otherwise vested in, FINCL or is disposed of (whereupon FACL shall account to FINCL for the net proceeds of the disposal thereof received by FACL) and FINCL shall have irrevocable authority to act as the attorney of FACL in respect of such property for all such purposes.

16.2                          In the event of any payment being made to, property being received by or right being conferred upon FACL after the Transfer Date in respect of the Transferring Business or any of the Transferring Assets, or after the relevant Subsequent Transfer Date in respect of any of the Residual Assets, FACL shall, as soon as is reasonably practicable after its receipt, pay the full amount of that payment or (to the extent that it is able to do so) transfer such property or right to, or in accordance with the directions of, FINCL.  FINCL shall indemnify FACL on demand against any costs or liability incurred by FACL in making any such payment or transfer.

17.                              INDEMNITIES IN FAVOUR OF FACL

17.1                          On and from the Transfer Date, FINCL shall discharge on behalf of FACL, or failing that shall indemnify FACL against, all Transferring Liabilities and Residual Liabilities and all liabilities and obligations arising under or relating to the Transferred Business or any Transferring Contracts, Transferring Insurances, Reinsurance Contracts, Retained Insurances, Residual Assets or Transferred Assets.  FINCL shall also bear and indemnify FACL against all costs and expenses of performing any obligation hereunder.

17.2                          If FACL becomes aware of any matter which might give rise to FACL’s right of indemnity in paragraph 17.1, FACL and FINCL agree that the following provisions shall apply:

(A)                              FACL shall promptly give written notice to FINCL of the matter (stating in reasonable detail the nature of the matter and, so far as practicable, the amount claimed) and shall consult with FINCL with respect to the matter;

(B)                                Subject to paragraph 17.2(C), FACL will not make any admission as to liability in relation to, or agree to any settlement of or compromise in respect of the matter giving rise to FACL’s right of indemnity in paragraph 17.1 without the prior written consent of FINCL which shall not be unreasonably withheld or delayed;

(C)                                FINCL shall be entitled to conduct negotiations and litigation or settle all litigation arising from any matter that gives rise to FACL’s right of indemnity in paragraph 17.1 and, in such case, FACL will, at the request and expense of FINCL, give FINCL reasonable assistance in connection with those negotiations and litigation.  FACL shall provide FINCL and its professional advisers reasonable access to its premises and personnel and to any relevant assets, documents and records within its possession or control for the purposes of investigating the matter and enabling FINCL to take such action as is referred to in this paragraph 17.  FINCL shall not settle any matter calling for an admission of wrongdoing or similar imposition on FACL without the prior consent of FACL, which consent shall not be unreasonably withheld or delayed; and

(D)                               FINCL shall be entitled to take copies of any of the documents or records and photograph any premises or assets, referred to in paragraph 17.2(C) above.

17.3                          Where FACL is entitled to receive an amount pursuant to the indemnity contained in paragraph 17.1 it shall be entitled to receive such amount as, after payment of any liability to taxation in respect of the amount receivable, will result in the receipt of an amount equal to the liability indemnified against.

18.                              CONSTRUCTION OF TRANSFERRING INSURANCES

18.1                          All references in any Transferring Insurance to FACL (in its capacity as issuer of such Transferring Insurance), its directors, its board of directors, FACL’s Actuary or any of its other officers or employees shall be read as references to FINCL, its directors, its board of directors, FINCL’s Actuary or other officers or employees of FINCL (as the case may be) from and after the Transfer Date.

18.2                          All rights and/or duties exercisable or expressed to be exercisable or responsibilities to be performed by FACL, its directors or board of directors, FACL’s Actuary or any other officers or employees of FACL in relation to any of the Transferring Insurances shall be exercisable or required to be performed by, respectively, FINCL, its directors, its board of directors, FINCL’s Actuary or other officers or employees of FINCL (as the case may be) from and after the Transfer Date.

18.3                          All references in any Transferring Insurance to FACL shall be read and construed, from and after the Transfer Date, as references to FINCL.  All references in any Transferring Insurance to the group of companies of which FACL is or has been a member shall be read and construed, from and after the Transfer Date, as references to the group of companies of which FINCL is from time to time a member.  All references in any Transferring Insurance to associated companies of FACL shall be read and construed from and after the Transfer Date as references to associated companies of FINCL.

18.4                          Where the benefits of any Transferring Insurance are held under the terms of a trust, such terms shall operate and be construed on and from the relevant Transfer Date on a basis which is consistent with the transfer of such Transferring Insurance in accordance with the provisions of this Scheme.  For the avoidance of doubt:

(A)                              where the consent of FACL is required under any such terms, the consent of FINCL shall, on and with effect from the Transfer Date, instead be treated as required; and

(B)                                where a power to appoint trustees under such terms is conferred on FACL, that power shall, on and with effect from the Transfer Date, instead be treated as conferred on FINCL.

19.                              ADMINISTRATION

On and with effect from the Transfer Date, FINCL shall, as principal, take over from FACL the administration and negotiation of proposals for insurance which would not have been Transferring Insurances had FACL determined to accept them (but whether or not FINCL does so determine) and FINCL shall bear all expenses and liabilities in relation thereto but nothing contained herein shall oblige FINCL to accept any proposal for insurance received by or on behalf of FACL before the Transfer Date but not accepted by FACL by that date.

20.                              TRANSFER DATE

20.1                          Subject to paragraphs 20.2, 20.3 and 20.4 below, the Scheme shall become effective in relation to the Transferring Business and each Transferring Insurance, Transferring Asset and Transferring Liability at the time and on the date which the respective boards of FACL and FINCL shall have agreed in advance with the Independent Expert and appointed in writing for the Scheme to become effective.  Such date shall be as soon as is reasonably practicable following the making of the Order and, in any event, no later than [31 December] 2004.

20.2                          The Scheme shall not become effective unless:

(A)                              the Order shall have been made;

(B)                                the tax confirmations or clearances listed in Schedule 1 to this Scheme have been received in each case in the form and in the substance satisfactory to FACL and FINCL, both parties acting reasonably in deciding whether or not the form and substance of such tax confirmation or clearance is satisfactory;

(C)                                FINCL is authorised by the FSA for the purposes of the Act with permission to (amongst other things) effect or carry out contracts of insurance comprising long term insurance business of the same classes as the Transferring Insurances;

(D)                               the conditions set out in paragraph 19 of Schedule 3 of the Act are satisfied in respect of each of the branches listed in Schedule 2 to this Scheme which FINCL seeks to establish in any EEA State (other than the United Kingdom) once FINCL is authorised by the FSA for the purposes of the Act, provided that this paragraph (D) shall not apply in respect of any proposed branch of FINCL for which FINCL withdraws its notice of intention given to the FSA under paragraph 19(2) of Schedule 3 of the Act; and

(E)                                 the FSA has directed (in response to the relevant application from FINCL) that all relevant rules for which FACL had been granted a waiver or a modification under section 148 of the Act that was in force immediately prior to the Transfer Date shall be waived or modified in respect of FINCL in the same way as for FACL.

20.3                          In circumstances where any tax confirmation or clearance is received in a form and/or substance not satisfactory to either FACL or FINCL or is not received at all, then FACL and FINCL may jointly agree that such tax confirmation or clearance be deemed to have been received in a form and in substance satisfactory for the purposes of paragraph 20.2(B) above.

20.4                          Unless the Scheme shall have become effective on or before 23.59 GMT on 31 December 2004 or such later date and/or time, if any, as FACL and FINCL may approve and the Court may allow, this Scheme shall lapse.

21.                              MODIFICATION

FINCL and FACL may at any time agree on behalf of themselves and all other persons concerned to any modification of or addition to this Scheme or to any further condition or provision affecting the same that the Court may approve or impose.

22.                              COSTS AND EXPENSES

To the extent not already borne or discharged by FACL, FINCL shall bear all professional fees, costs of advertising and any required mailing and any other expenses incurred in the preparation and carrying into effect of this Scheme and those fees, costs and expenses shall be attributed to the FINCL Shareholder Fund (but so that this provision shall be without prejudice to any obligation of any person to reimburse such costs).

23.                              GOVERNING LAW

This Scheme shall be governed by and construed in accordance with English law.

Schedule 1

TAX CONFIRMATIONS

FACL and FINCL will seek tax clearances and confirmations in respect of the transfer of FACL’s business to FINCL that:

1.                                       the transfers effected pursuant to the Scheme, including those of any residual assets, will not by virtue of sections 139 and 211 of the Taxation of Chargeable Gains Act 1992 and to the extent provided by those sections give rise to chargeable gains;

2.                                       unrelieved management expenses (including acquisition expenses unrelieved by virtue of section 86(6) of the Finance Act 1989) and Schedule Case VI losses carried or spread forward in FACL at the Transfer Date may be carried or spread forward and set against the appropriate taxable income of FINCL under Section 444A of the Taxes Act;

3.                                       relevant unused losses in FACL at the Transfer Date are treated as BLAGAB allowable losses accruing to FINCL in the accounting period of FINCL in which the Transfer takes place, under Section 211ZA of the Taxation of Chargeable Gains Act 1992;

4.                                       the UK taxation consequences of the exercise after the Transfer Date of any option to vary a policy or contract or to effect an additional or substituted policy on favourable terms conferred by policies or contracts issued or granted by FACL will not by virtue of the Scheme be different from the UK taxation consequences which would have ensued from such an exercise before the Transfer Date;

5.                                       the Scheme will not constitute a breach of a qualifying policy or a variation in any of the terms of any qualifying policy for the purposes of Chapter II of Part XIII of the Taxes Act;

6.                                       the transactions contemplated under the Scheme are such that no notice under section 703(3) of the Taxes Act ought to be given in respect of any of them or that the Inland Revenue are of the view that section 703 does not apply to such transactions; and

7.                                      the transfer of the Goodwill does not result in any change in categorisation within section 440 of the Taxes Act.

Schedule 2

EEA BRANCHES LIST

1.                                      Ireland

2.                                      Norway

3.                                      Netherlands

4.                                      Denmark

5.                                      Germany

6.                                      Italy

7.                                      Portugal

8.                                      Finland

9.                                      Sweden

Version (10): 14.01.04

IN THE HIGH COURT OF JUSTICE
CHANCERY DIVISION
COMPANIES COURT

[THE HON. MR JUSTICE [ ]]

IN THE MATTER of
Financial Assurance Company Limited

and

IN THE MATTER of
Financial New Life Company Limited

and

IN THE MATTER of
the Financial Services and Markets Act 2000

SCHEME

for the transfer to Financial New Life Company Limited of the insurance business of Financial Assurance Company Limited (pursuant to Part VII of Financial Services and Markets Act 2000)

Slaughter and May One Bunhill Row London EC1Y 8YY (GWJ/RJZS) CA032700001

CONTENTS

1.	DEFINITIONS AND INTERPRETATION

2.	INTRODUCTION

3.	TRANSFER OF TRANSFERRING INSURANCES

4.	TRANSFER OF TRANSFERRING BUSINESS

5.	TRANSFER OF TRANSFERRING ASSETS, TRANSFERRING CONTRACTS, REINSURANCE CONTRACTS AND RESIDUAL ASSETS

6.	TRANSFER OF TRANSFERRING LIABILITIES AND RESIDUAL LIABILITIES

7.	AVAILABILITY OF ASSETS

8.	ALLOCATION OF TRANSFERRING INSURANCES

9.	ALLOCATION OF TRANSFERRING ASSETS, CIGL SHAREHOLDING AND GOODWILL

10.	ALLOCATION OF TRANSFERRING LIABILITIES

11.	TRANSFERRING INSURANCES, TRANSFERRING CONTRACTS AND REINSURANCE CONTRACTS

12.	RETAINED INSURANCES

13.	VIKING REINSURANCE

14.	CONTINUITY OF PROCEEDINGS

15.	MANDATES AND OTHER INSTRUCTIONS

16.	DECLARATION OF TRUST BY FACL

17.	INDEMNITIES IN FAVOUR OF FACL

18.	CONSTRUCTION OF TRANSFERRING INSURANCES

19.	ADMINISTRATION

20.	TRANSFER DATE

21.	MODIFICATION

22.	COSTS AND EXPENSES

23.	GOVERNING LAW

Schedules

Schedule 1: Tax Confirmations

Schedule 2: EEA Branches List